EXHIBIT (4)(uu)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-	CUSIP No.:	PRINCIPAL AMOUNT: $

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Merrill Lynch Long Short NotesSM

(the “Notes”)

INDEX:	INDEX PUBLISHER:	INDEX COMPONENTS:

ORIGINAL ISSUE DATE:	STATED MATURITY:	STARTING VALUE:

INTEREST RATE: % per annum	INTEREST PAYMENT DATES:	RECORD DATES:

CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated (unless otherwise specified)	DENOMINATIONS: Integral multiples of $10 (unless otherwise specified)	SPECIFIED CURRENCY: United States dollar (unless otherwise specified)

DEFAULT RATE:

For each Index Component, its weighting, initial closing level, and multiplier are shown below.

Index Components	Weighting	Initial Closing Level	Multiplier

OTHER PROVISIONS:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) at the Stated Maturity or Early Redemption Date (as defined below), as applicable.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Interest

The Company shall pay interest on the Principal Amount of this Global Note at a rate equal to the Interest Rate from and including the Original Issue Date or from the most recent Interest Payment Date for which interest has been paid or provided for, to but excluding the Stated Maturity or Early Redemption Date, as applicable. Interest on the Principal Amount of this Global Note shall be paid in cash in arrears on the Interest Payment Dates occurring in each year over the term of the Notes, and at the Stated Maturity or Early Redemption Date, as applicable. On each Interest Payment Date, the Company shall pay interest to the Holder in whose name this Global Note is registered at the close of business on the immediately preceding Record Date, whether or not a Business Day (as defined below). At the Stated Maturity or on the Early Redemption Date, the final payment of interest shall be paid to the person to whom the Company pays the Redemption Amount.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment otherwise due on such Interest Payment Date shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of the delayed payment.

A “Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Payment at Stated Maturity

Unless this Global Note has previously been redeemed by the Company, at the Stated Maturity, a Holder shall receive a cash payment equal to the Redemption Amount. The “Redemption Amount” with respect to this Global Note shall be determined by the Calculation Agent and shall equal:

Principal Amount x	(	Ending Value	)	;
Starting Value

provided, however, that in no event will the Redemption Amount be less than zero.

For the purpose of determining the Redemption Amount, the Ending Value shall be determined by the Calculation Agent and shall equal the average of the closing levels of the Index determined on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below). If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value shall equal the average of the closing levels of the Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value shall equal the closing level of the Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing level of the Index determined on the last scheduled Index Business Day (as defined below) in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that scheduled Index Business Day.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day before the Stated Maturity to and including the second scheduled Index Business Day before the Stated Maturity.

“A Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (the “Nasdaq”) are open for trading.

Early Redemption

If on any date the before the first Calculation Day of the Calculation Period the closing level of the Index is equal to or less than 50, this Global Note shall be redeemed by the Company on the fifth Business Day following such date (the “Early Redemption Date”). On the Early Redemption Date, a Holder shall receive a cash payment, in addition to accrued and unpaid interest, with respect to the Principal Amount of this Global Note equal to the Redemption Amount; provided, however, for the purpose of calculating the Redemption Amount to be paid on an Early Redemption Date, the Ending Value shall equal the average of the closing levels of the Index on the two scheduled Index Business Days immediately succeeding the date the closing level of the Index was equal to or less than 50; and further provided that if a Market Disruption Event occurs on either such date and as a result if there is only one Calculation Day, the Ending Value shall be determined on such Calculation Day, and if a Market Disruption Event occurs on both such dates, the Ending Value shall be determined using the closing level of the Index on the second scheduled Index Business Day following the date the closing level of the Index was equal to or less than 50, regardless of the occurrence of a Market Disruption Event on such scheduled Index Business Day; and provided further that in the event that the Early Redemption Date falls after a Record Date for the payment of interest on this Global Note but prior to the next succeeding scheduled Interest Payment Date, the portion of the amount payable on an Early Redemption Date equal to the accrued interest amount will be paid to the Holders of the Notes as of that Record Date.

Adjustments to the Index Components; Market Disruption Events

If at any time an Index Publisher makes a material change in the formula for or the method of calculating its respective Index Component or in any other way materially modifies its respective Index Component so that such Index Component does not, in the opinion of the Calculation Agent, fairly represent the level of such Index Component had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to such Index Component as if those changes or modifications had not been made, and calculate the closing level with reference to such Index Component, as so adjusted.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise an Index Component or any Successor Index; or

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the applicable exchange or otherwise, in option contracts or futures contracts related to an Index Component, or any Successor Index, which are traded on any major United States exchange.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a suspension in trading in a futures or option contracts on an Index Component, or any Successor Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or option contracts related to that index;

(3)	a suspension of or material limitation on trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(4)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Discontinuance of the Index

If an Index Publisher discontinues publication of its respective Index Component and that Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Index Component (a “Successor Index”), then, upon the Calculation Agent’s notification of its determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute the Successor Index as calculated by that Index Publisher or any other entity for such Index Component and calculate the Ending Value as described above under “Payment at Stated Maturity” or “Early Redemption”, as applicable. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of this Global Note.

In the event that an Index Publisher discontinues publication of its respective Index Component and:

•	the Calculation Agent does not select a Successor Index; or

•	the Successor Index is not published on any of the Calculation Days,

the Calculation Agent shall compute a substitute value for that Index Component in accordance with the procedures last used to calculate the Index Component before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Index Component as described below, the Successor Index or level shall be used as a substitute for that Index Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of an Index Component before the Calculation Period and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value, or

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, Due Nine Months or More from Date of Issue and designated as Merrill Lynch Long Short NotesSM which are due at the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and JPMorgan Chase Bank, N.A. (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing Notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to the Principal Amount of this Global Note, shall be equal to the Redemption Amount, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether at the Stated Maturity, and Early Redemption Date or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount hereof and interest on this Global Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder by acceptance hereof hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize and treat this Global Note for all tax purposes as an investment unit consisting of the following components: (i) a debt instrument of the Company (the “Debt Instrument”) with a fixed principal amount unconditionally payable at the Stated Maturity equal to the Principal Amount of this Global Note and bearing stated interest at the Interest Rate and (ii) a cash-settled forward contract linked to the level of the Index, pursuant to which the Holder agrees to use the principal payment due on the Debt Instrument to make a payment to the Company in exchange for the right to receive a payment of the Redemption Amount at the Stated Maturity.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION		Merrill Lynch & Co., Inc.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	[Copy of Seal]

JPMorgan Chase Bank, N.A., as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                  attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.